As filed with the Securities and Exchange Commission on August 15, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

Cboe Global Markets, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5446972
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

433 West Van Buren Street Chicago, Illinois	60607
(Address of Principal Executive Offices)	(Zip Code)

Third Amended and Restated Cboe Global Markets, Inc. Long-Term Incentive Plan

(Full title of the plan)

Patrick Sexton
Executive Vice President, General Counsel
and Corporate Secretary
Cboe Global Markets, Inc.
433 West Van Buren Street Chicago, Illinois 60607

(Name and address of agent for service)

(312) 786-5600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register 3,000,000 additional shares of common stock, par value $0.01 per share (“Common Stock”) of Cboe Global Markets, Inc., a Delaware corporation (the “Registrant”), issuable under the Third Amended and Restated Cboe Global Markets, Inc. Long-Term Incentive Plan (the “Plan”), which was approved by the stockholders of the Registrant on May 6, 2025.

This Registration Statement hereby incorporates by reference the Registrant’s (i) Registration Statement on Form S-8 (File No. 333-167506) filed with the Securities and Exchange Commission (the “Commission”) on June 15, 2010, covering the registration of 2,489,039 shares of Common Stock under the CBOE Holdings, Inc. Long-Term Incentive Plan, (ii) Registration Statement on Form S-8 (File No. 333-174344) filed with the Commission on May 19, 2011 covering the registration of 1,759,458 additional shares of Common Stock under the Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan and (iii) Registration Statement on Form S-8 (File No. 333-216375) filed with the Commission on March 1, 2017 covering the registration of 3,000,000 additional shares of Common Stock under the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan (collectively, the “Prior Registration Statements”). In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated by reference herein to the extent not modified or superseded hereby or thereby or by a subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)	annual report of the Registrant on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 21, 2025, including the information in Part III incorporated by reference from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 3, 2025 (the “Annual Report”);

(b)	quarterly reports of the Registrant on Form 10-Q for the quarters ended March 31, 2025 (filed with the Commission on May 2, 2025) and June 30, 2025 (filed with the Commission on August 1, 2025);

(c)	current reports of the Registrant on Form 8-K, filed with the Commission on May 1, 2025, May 7, 2025, May 28, 2025, June 27, 2025, and July 17, 2025 (other than with respect to information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01); and

(d)	the description of the Registrant’s Common Stock (formerly known as “Unrestricted Common Stock”) contained in the Registrant’s registration statement on Form S-1 (File No. 333-165393), as incorporated by reference in the Registrant’s registration statement on Form 8-A filed with the Commission on June 11, 2010 under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), and any amendment or report which the Registrant has filed (or will file after the date of this Registration Statement and prior to the termination of this offering) for the purpose of updating such description, including Exhibit 4.8 to the Registrant’s Annual Report.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided that any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Item 2.02 or current Item 7.01 of Form 8-K that is not deemed filed under such provisions shall not be deemed to be incorporated by reference into this Registration Statement.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following is a description of the general effect of the General Corporation Law of the State of Delaware (the “DGCL”), the Registrant’s Third Amended and Restated Certificate of Incorporation (the “Registrant’s Charter”) and certain contracts under which directors or officers of the Registrant may be insured or indemnified against liability which such directors or officers may incur in such capacity or entitled to have expenses incurred in defending against a proceeding seeking to hold such directors or officers so liable reimbursed in advance of the final disposition of such proceeding.

Pursuant to Section 145 of the DGCL, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred in connection therewith. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon, in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s Charter provides for such limitations on liability for its directors.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. The Registrant currently maintains liability insurance for its directors and officers. Such insurance is available to its directors and officers in accordance with its terms.

The Registrant’s Charter requires the Registrant to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director, officer or member of a committee of the Registrant, or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding. Notwithstanding the foregoing, the Registrant is required to indemnify a covered person in connection with a proceeding (or part thereof) commenced by such covered person only if (i) the commencement of such proceeding (or part thereof) by such covered person was authorized in the specific case by the Registrant’s board of directors or (ii) the proceeding was initiated by a covered person to recover requested indemnification or advancement of expenses provided by the Registrant’s Charter that the Registrant has not paid.

In addition, under the Registrant’s Charter, the Registrant is obligated to, to the extent not prohibited by law, pay the expenses (including attorneys’ fees) incurred by a covered person in defending a proceeding in advance of the final disposition of such proceeding. However, the Registrant is not required to advance any expenses to a person against whom the Registrant directly brings an action, suit or proceeding alleging that such person (i) committed an act or omission not in good faith or (ii) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a covered person shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such covered person is not entitled to be indemnified for such expenses.

The Registrant’s Charter provides that if a claim for indemnification (following the final disposition) or advancement of expenses under the Registrant’s Charter is not paid in full within 30 days after a written claim therefor by the covered person has been received by the Registrant, the covered person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Registrant shall have the burden of proving that the covered person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Finally, the Registrant has entered into a Director Indemnification Agreement with each of its directors (the “Indemnification Agreements”). In general, the Indemnification Agreements provide that the Registrant will indemnify the director, to the fullest extent permitted by applicable law, against all expenses, judgments, fines and amounts paid in settlement (including all interest thereon) actually and reasonably incurred in connection with the director’s service to, or at the request of, the Registrant. This indemnification is only available if the director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Under the Indemnification Agreements, no indemnification shall be made in respect of any claim, issue or matter as to which the director is judged liable to the Registrant unless the Delaware Court of Chancery determines that the director is fairly and reasonably entitled to indemnity for such expenses. In addition, the Indemnification Agreements specify those other matters for which the Registrant shall not be obligated to make any indemnity, including with respect to any amount paid in settlement absent prior written consent to such settlement by the Registrant and amounts otherwise indemnifiable under any insurance policy or similar agreement.

In addition and subject to certain limitations, the Indemnification Agreements provide for the advancement of expenses incurred by the director in connection with any proceeding covered by the Indemnification Agreement to the extent not prohibited by law. In order to obtain such advancement of expenses, the director must provide the Registrant with an undertaking to repay all amounts if it is ultimately determined that the director is not entitled to indemnification for such expenses.

The Indemnification Agreement does not exclude any other rights to indemnification or advancement of expenses to which the director may be entitled, including any rights arising under applicable law, the Registrant’s Charter and bylaws, any other agreement, vote of stockholders or resolution of directors, or otherwise.

The foregoing statements are subject to the detailed provisions of the DGCL, the full text of the Registrant’s Charter, which is filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 17, 2017 and is incorporated herein by reference, the Form of Amended and Restated Director Indemnification Agreement, which is filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed on August 4, 2017 and is incorporated herein by reference and the Form of Second Amended and Restated Director Indemnification Agreement which is filed as Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 16, 2024 and is incorporated herein by reference.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this registration statement hereof.

Item 9.	Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 15th day of August, 2025.

Cboe Global Markets, Inc.

By:	/s/ Craig S. Donohue
Craig S. Donohue
Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Craig S. Donohue and Patrick Sexton as attorneys-in-fact and agents, with full power of substitution and re-substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig S. Donohue	Chief Executive Officer and President and Director (Principal Executive Officer)	August 15, 2025
Craig S. Donohue

/s/ Jill M. Griebenow	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	August 15, 2025
Jill M. Griebenow

/s/ Allen L. Wilkinson	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	August 15, 2025
Allen L. Wilkinson

/s/ William M. Farrow III	Chairman of the Board	August 15, 2025
William M. Farrow III

/s/ Edward J. Fitzpatrick	Director	August 15, 2025
Edward J. Fitzpatrick

/s/ Ivan K. Fong	Director	August 15, 2025
Ivan K. Fong

/s/ Janet P. Froetscher	Director	August 15, 2025
Janet P. Froetscher

Signature	Title	Date

/s/ Jill R. Goodman	Director	August 15, 2025
Jill R. Goodman

/s/ Erin A. Mansfield	Director	August 15, 2025
Erin A. Mansfield

/s/ Cecilia H. Mao	Director	August 15, 2025
Cecilia H. Mao

/s/ Alexander J. Matturri	Director	August 15, 2025
Alexander J. Matturri

/s/ Jennifer J. McPeek	Director	August 15, 2025
Jennifer J. McPeek

/s/ Roderick A. Palmore	Director	August 15, 2025
Roderick A. Palmore

/s/ James E. Parisi	Director	August 15, 2025
James E. Parisi

/s/ Fredric J. Tomczyk	Director	August 15, 2025
Fredric J. Tomczyk

INDEX TO EXHIBITS

Exhibit Number	Exhibit

3.1	Third Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 17, 2017

3.2	Eighth Amended and Restated Bylaws, incorporated by reference to Exhibit 3.1 to the Registrant’s Amended Current Report on Form 8-K filed on December 5, 2024

4.3	Third Amended and Restated Cboe Global Markets, Inc. Long-Term Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 7, 2025

5.1	Opinion of Baker & McKenzie LLP as to the legality of the securities being issued (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Baker & McKenzie LLP (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on signature page)

99.1	Form of Amended and Restated Director Indemnification Agreement, incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed on August 4, 2017

99.2	Form of Second Amended and Restated Director Indemnification Agreement, incorporated by reference to Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 16, 2024

107	Filing Fee Table (filed herewith)